Exhibit 10.22

41 South High Street
Suite 3450
Columbus, OH 43215-6150
P 614.643.0337
F 614.754.7100
www.oxfordresources.com

March 29, 2013

Daniel M. Maher
c/o Oxford Resources GP, LLC
41 South High Street
Suite 3450
Columbus, Ohio 43215

Dear Dan:

Oxford Resources GP, LLC (the “Company”) has approved the payment to you of a retention bonus (the “Retention Bonus”) under the circumstances provided for in this letter.  This action is being taken in recognition of your status as an executive officer of the Company and to secure your continuing commitment to the Company.  This letter sets forth the terms and conditions of the Retention Bonus, including the requirements that must be met for you to receive the Retention Bonus.

1.           Retention Bonus Amount.  The Retention Bonus will be an amount equal to your current base annual salary ($270,000).

2.           Eligibility for Retention Bonus.  You will become eligible to receive the Retention Bonus and your right to the Retention Bonus will become non-forfeitable in two installments, as follows:

a.         For the initial installment of the Retention Bonus (the “Initial Installment Retention Bonus”), you will become eligible to receive and your right will become non-forfeitable in and to one-third of the Retention Bonus ($90,000) on the date of the closing of an amend and extend of the current credit facility or a replacement refinancing of the current credit facility, or the date of the closing of any other equity or financing transaction that the Compensation Committee and the Board of Directors of the Company hereafter in their discretion designate as an eligibility event in place thereof (any such date, the “IIRB Eligibility Date”); and

b.         For the final installment of the Retention Bonus (the “Final Installment Retention Bonus”), regardless of whether or not you have become eligible for and received the Initial Installment Retention Bonus, you will become eligible to receive and your right will become non-forfeitable in and to the remaining two-thirds of the Retention Bonus ($180,000) on the earliest of such date as (i) you have remained in the continuous active employ of the Company from the date hereof up to and through December 31, 2014 (the “FIRB Reference Date”), (ii) your employment has been terminated by the Company prior to the FIRB Reference Date for any reason other than for Cause, or (iii) there is a Change of Control while you are employed by the Company and prior to the FIRB Reference Date.  If you do not become eligible for the Final Installment Retention Bonus on or before the FIRB Reference Date, your right to receive the Final Installment Retention Bonus will lapse and no longer be of any force or effect.  For purposes hereof, the terms “Cause” and “Change of Control” shall have the meanings given them in your employment agreement with the Company as currently in effect (your “Employment Agreement”).

3.           Time of Retention Bonus Payments.  The applicable installment of the Retention Bonus (the Initial Installment Retention Bonus or the Final Installment Retention Bonus) will be paid to you in a lump sum on the 10th day after the applicable eligibility date (the IIRB Reference Date for the Initial Installment Retention Bonus or the FIRB Reference Date or other applicable eligibility date for the Final Installment Retention Bonus).

4.           Tax Withholding.  The Company will withhold with respect to each installment of the Retention Bonus all federal, state, city and other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.  Notwithstanding any other provision of this letter, the Company is not obligated to guarantee any particular tax result for you with respect to the payment to you of the Retention Bonus, and you will be responsible for any taxes imposed on you with respect thereto.  To the extent applicable, the parties intend that this letter comply with Section 409A of the Internal Revenue Code.  The parties hereby agree that this letter shall be construed in a manner to comply with said Section 409A and that, should any provision be found not in compliance with said Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this letter deemed necessary and required by legal counsel for the Company to achieve compliance with said Section 409A and to fulfill the general intent of the parties.

5.           Complete Agreement.  This letter embodies the complete understanding and agreement between the parties with respect to the subject matter hereof.  However, and notwithstanding anything to the contrary herein, this letter shall have no effect on your Employment Agreement or any of the rights or obligations of either you or the Company thereunder, which rights and obligations shall independently remain in full force and effect even if different from or in conflict with any provision of this letter.

6.           Governing Law.  This letter shall in all respects be interpreted, enforced and governed under the laws of the State of Ohio without regard to laws regarding choice of law.  The language of all parts of this letter shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.  The parties hereby agree that any court action to enforce or interpret any part of this letter will be litigated exclusively in the state and/or federal courts in Ohio.  With respect to any such court action, the parties hereby submit to the personal jurisdiction and venue of such courts.

Sincerely,

Oxford Resources GP, LLC

	By:	/s/ Charles C. Ungurean
	Name:	Charles C. Ungurean
	Title:	President and Chief Executive Officer

Acknowledged and agreed:

/s/ Daniel M. Maher
Daniel M. Maher